            EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

VIASYS Healthcare Inc.

BY

Eagle Merger Corp.

a wholly owned subsidiary

OF

Cardinal Health, Inc.

AT

$42.75 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JUNE 20, 2007, UNLESS THE OFFER IS EXTENDED.

May 23, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Eagle Merger Corp., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health”), to act as Information Agent in connection with Offeror’s Offer to Purchase for cash all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of VIASYS Healthcare Inc., a Delaware corporation (“VIASYS”), at a purchase price of $42.75 per Share (plus, if the first acceptance for payment by Offeror of the Shares tendered in the Offer has not occurred on or prior to June 25, 2007, an additional $0.007027 per Share for each day during the period commencing on June 25, 2007 and ending on such date of first acceptance), net to sellers in cash, without interest (such amount per Share paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 23, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated May 23, 2007.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4.  The letter to stockholders of Randy H. Thurman, Chairman of the Board, President and Chief Executive Officer of VIASYS, accompanied by VIASYS’ Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5.  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7.  A return envelope addressed to Computershare Trust Company, N.A., as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JUNE 20, 2007, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding VIASYS shares on a fully diluted basis, and (2) any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any applicable required approvals of the competent competition authority of any member state of the European Union having been obtained or terminated, or having expired, as the case may be. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14—“Conditions of the Offer” of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 11, 2007, by and among Cardinal Health, Offeror and VIASYS (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Offeror will be merged with and into VIASYS (the “Merger”). Following the effective time of the Merger, VIASYS will continue as the surviving corporation and become a wholly owned subsidiary of Cardinal Health and the separate corporate existence of Offeror will cease.

The Board of Directors of VIASYS unanimously (1) approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of VIASYS and the VIASYS stockholders, (2) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) recommended that the VIASYS stockholders accept the Offer and tender their VIASYS shares under the Offer to Offeror.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Offeror will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Offeror, Cardinal Health, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.

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